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                                                                   EXHIBIT d(10)


                    MASTER ADMINISTRATIVE SERVICES AGREEMENT


         This MASTER ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made this 1st day of July, 1999 by and between A I M ADVISORS, INC., a Delaware corporation (the "Administrator") and AIM ADVISOR FUNDS, INC., a Maryland corporation (the "Company") with respect to the separate series set forth from time to time in Appendix A to this Agreement (the "Portfolios").

                              W I T N E S S E T H:
                             ---------------------

         WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended ("the 1940 Act"); and

         WHEREAS, the Portfolios are separate series of common stock representing interests in separate investment portfolios of the Company; and

         WHEREAS, the Company, on behalf of the Portfolios, has retained the Administrator to provide various operating services pursuant to an Amended and Restated Operating Services Agreement (the "Operating Services Agreement"); and

         WHEREAS, the Operating Services Agreement provides that the Administrator shall provide (or assist the Company in retaining others to provide) among other services, accounting, shareholder servicing and other administrative services, and provides that the Administrator may receive reasonable compensation or may be reimbursed for its costs in providing such services; and

         WHEREAS, the Administrator and the Company desire to enter into this Agreement to establish the terms under which the Administrator will provide certain of such services, and the compensation to be paid to the Administrator for such services;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

         (a) the services of a principal financial officer of the Company (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Company and the Portfolios, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

         (b) the services of staff to respond to shareholder inquiries concerning the status of their accounts; providing assistance to shareholders in exchanges among the mutual funds managed or advised by the Administrator; changing account designations or changing addresses; assisting in the purchase or redemption of shares of the Portfolios; supervising the operations of the custodian(s), transfer agent(s) or dividend agent(s) for the Portfolios; or otherwise providing services to shareholders of the Portfolios; and



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         (c) such other administrative services as may be furnished from time to time by the Administrator to the Company or the Portfolios at the request of the Company's Board of Directors.

         2. The services provided hereunder shall at all times be subject to the direction and supervision of the Company's Board of Directors.

         3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Portfolios shall reimburse the Administrator for expenses incurred by them or their affiliates in accordance with the methodologies established from time to time by the Company's Board of Directors. Such amounts shall be paid to the Administrator on a quarterly basis.

         4. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Company or the Portfolios in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

         5. The Company and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

         6. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a director, officer or employee of the Company to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         7. This Agreement shall continue in effect until June 30, 2001 and shall continue in effect from year to year thereafter; provided that such continuance is specifically approved at least annually:

            (a) (i) by the Company's Board of Directors or (ii) by the vote of a majority of the outstanding voting securities of the Company (as defined in Section 2(a)(42) of the 1940 Act); and

            (b) by the affirmative vote of a majority of the Company's directors who are not parties to this Agreement or interested persons of a party to this Agreement, by votes cast in person at a meeting specifically called for such purpose.

         This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act) or, with respect to one or more Portfolios in the event of termination of the Master Investment Advisory Agreement relating to such Portfolio(s) between the Company and the Administrator.


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         8. This Agreement may be amended or modified, but only by a written instrument signed by both the Company and the Administrator.

         9. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046, Attention: President, with a copy to the General Counsel, or (b) to the Company at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046, Attention: President, with a copy to the General Counsel.

         10. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

         11. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                           A I M ADVISORS, INC.



Attest: /s/ OFELIA M. MAYO                 By: /s/ ROBERT H. GRAHAM
       ------------------------------         ----------------------------------
       Assistant Secretary                    President

(SEAL)


                                           AIM ADVISOR FUNDS, INC.



Attest: /s/ LISA A. MOSS                   By: /s/ ROBERT H. GRAHAM
       ------------------------------         ----------------------------------
       Assistant Secretary                    President

(SEAL)


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                             AIM ADVISOR FUNDS, INC.

             APPENDIX A TO MASTER ADMINISTRATIVE SERVICES AGREEMENT

                                  JULY 1, 1999


AIM Advisor Flex Fund
AIM Advisor International Value Fund
AIM Advisor Large Cap Value Fund
AIM Advisor Real Estate Fund


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